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                                                                    EXHIBIT 99.1



                               [ICO LETTERHEAD]


                                                         Corporate Headquarters
                                                     5333 Westheimer, Suite 600
                                                           Houston, Texas 77056

                                               NEWS RELEASE
TO:                                            Contact:       Dorianne Eggleston
                                                              Tim Gollin
                                                              John F. Williamson
                                               Phone:         713-351-4100
                                               Fax:           713-335-2222
                                               Website:       www.icoinc.com

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                  ICO BOARD ESTABLISHES DATE OF ANNUAL MEETING
                         AND DISSOLVES SPECIAL COMMITTEE

         Houston, October 5, 2001 - Today the Board of Directors of ICO, Inc. (NASDAQ: ICOC) established the date of the next annual meeting of its shareholders as January 31, 2002. In addition, the Board fixed the record date for this annual meeting as November 30, 2001.

         The Board also amended the bylaws of the Company to clarify the timing requirements for shareholder proposals to be considered at annual meetings held prior to the anniversary of the previous annual meeting of shareholders. Under the revised bylaws, all shareholder proposals of matters to be included in the proxy materials for this annual meeting or to be discussed at this annual meeting must be received by the Company by November 5, 2001.

         Finally, in view of current market conditions and the suspension of the Company's efforts to market one or more of its divisions, the Board dissolved the Special Committee of the Board created on June 7, 2001, to consider the sale of the Company or one of its divisions. Within 60 days, the Company expects to share with investors management's strategic plan and achievements since the June 2001 management changes.

         Statements regarding group outlook for Polymer Processing Services, increases in exploration activity, increases in demand for services, as well as any other statements that are not historical facts in this release are forward-looking statements under applicable securities laws and involve certain risks, uncertainties and assumptions. These include but are not limited to, demand for the Company's services and products, business cycles and other conditions of the oil and gas and polymer industries, prices of commodities, acquisition risks, international risks, operational risks, and other factors detailed in the Company's Form 10-K for the fiscal year ended September 30, 2000, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.